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                                                                    EXHIBIT 99.1



CONTACTS:  Mark Skaletsky                     Jonathan M. Nugent (investors)
           President and CEO                  Justin Jackson or
           GelTex Pharmaceuticals, Inc.       Lisa Fern (media)
           (781) 434-3500                     Burns McClellan
                                              (212) 213-0006

FOR IMMEDIATE RELEASE
---------------------

             GELTEX PHARMACEUTICALS AND SANKYO SIGN LETTER OF INTENT
                      FOR LICENSING AGREEMENT FOR GELTEX'S
                          CHOLESTEROL-LOWERING PRODUCTS

                   SANKYO PARKE DAVIS TO MARKET CHOLESTAGEL(R)

WALTHAM, MA, NOVEMBER 15, 1999 -- GelTex Pharmaceuticals, Inc. (Nasdaq: GELX) announced today that the company has signed a binding letter of intent to grant Sankyo Pharma, Inc. exclusive marketing rights in the United States for Cholestagel(R) (colesevelam hydrochloride) for the treatment of hypercholesterolemia, characterized by undesirably high blood cholesterol levels. Under the letter of intent, Sankyo has agreed to purchase an option to global rights to GelTex's second generation cholesterol-lowering product, GT102-279.

Under the terms of the agreement, which will be finalized by the end of the year, Sankyo will have an option to license GT102-279, currently in Phase 2 clinical trials. Sankyo will provide to GelTex upfront licensing and option fees of $13 million, a $20 million milestone payment upon marketing approval of Cholestagel by the U.S. Food & Drug Administration, and following the exercise of the option, additional milestone payments for marketing approval of the second generation product in Europe and Japan. Additionally, GelTex will receive royalties on net sales of Cholestagel and the second generation product.

Sankyo has agreed to pay for all development costs for the second generation compound for so long as Sankyo's option to license the product remains in effect. Sankyo Parke Davis, a 50/50 joint venture between Sankyo and Parke Davis, will be responsible for sales and marketing of Cholestagel in the United States.

"We are extremely excited to announce our strategic relationship with Sankyo and Sankyo Parke Davis as we will be working with two world leaders in the marketing of lipid-lowering products," commented Mark Skaletsky, President and Chief Executive Officer of GelTex. "The experience and success of Sankyo and Parke Davis in the commercialization of cholesterol-lowering products will greatly enhance the sales and marketing of Cholestagel."

"Cholestagel provides physicians and their patients with an effective treatment alternative for cholesterol management. Additionally, this agreement allows Sankyo to accelerate their expansion into the United States," stated Joseph Pieroni, President of Sankyo Parke Davis.

In July, 1999, GelTex submitted a new drug application (NDA) to the FDA to market Cholestagel for the treatment of hypercholesterolemia. The NDA has been accepted for filing and GelTex anticipates an FDA decision in mid-2000.




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GelTex and Sankyo Sign Letter of Intent to Market Cholestagel(R)
November 15, 1999
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Cholestagel has been studied in eight clinical trials as a monotherapy and in combination with statins, the current standard of treatment for lowering LDL cholesterol. In these studies, when evaluated as a monotherapy, Cholestagel significantly reduced LDL cholesterol levels while demonstrating high levels of safety and tolerability among the target population. Additionally, Cholestagel was shown to lower LDL cholesterol whether it was given once per day with breakfast or dinner, or if the dose was split between the two meals. This allows for greater flexibility in drug administration to the patient.

In these studies, Cholestagel, administered with the HMG-CoA reductase inhibitors lovastatin (Merck's Mevacor(R)), simvastatin (Merck's Zocor(R)), or atorvastatin (Warner-Lambert's Lipitor(R)), resulted in at least additive reduction of LDL cholesterol.

In each trial, adverse events reported during Cholestagel treatment were similar to those reported with placebo. No serious drug-related adverse events were attributed to Cholestagel treatment.

The second generation compound was twice as potent as Cholestagel in a Phase 2 clinical trial. GelTex anticipates initiating Phase 3 studies with this compound in the second half of 2000.

Cholestagel is designed to bind bile acids and block their reabsorption. Cholestagel subsequently passes from the body, taking significant amounts of bile acids with it. Since the body requires a certain amount of bile acids to perform the functions of fat digestion, cholesterol is drawn from the blood stream and into the liver, where it is converted into bile acids. This results in an overall lowering of blood cholesterol levels. Elevated levels of cholesterol are a major risk factor in the development of atherosclerosis and coronary artery disease.

Sankyo is the second largest pharmaceutical company in Japan. Headquartered in Tokyo and established in 1899, Sankyo employs nearly 7,000 people. Sankyo discovered three products now marketed in the United States: Pravachol(R) (pravastatin sodium), licensed to Bristol-Myers Squibb for reducing cholesterol biosynthesis; Vantin(R) (cefpodozine proxetil), an oral cephalosporin antibiotic licensed to Pharmacia & Upjohn; and Rezulin(R) (troglitazone) for managing type II diabetes, licensed to Warner Lambert and co-promoted by Sankyo Parke Davis.

GelTex Pharmaceuticals, Inc. develops polymer-based, non-absorbed pharmaceuticals that selectively bind and eliminate target substances from the intestinal tract resulting in a systemic medical benefit.

This press release contains forward-looking statements based on current management expectations regarding the execution of a definitive agreement with Sankyo, Sankyo's plans for marketing Cholestagel, and the timing for a Food and Drug Administration decision regarding the Company's NDA. There are certain key factors that could cause future results to differ materially from those anticipated by management. Such factors include, but are not limited to, uncertainties regarding negotiations of the final agreement, marketing of Cholestagel, and the FDA action and decisions regarding Cholestagel.



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